EXHIBIT 99.1

McCLATCHY HOLDS 2017 ANNUAL MEETING OF SHAREHOLDERS

SACRAMENTO, Calif., May 17, 2017 - The McClatchy Company (NYSE: MNI) shareholders today elected 10 directors to one-year terms, ratified the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2017, approved, in a non-binding vote, the compensation of McClatchy’s named executive officers and approved the shareholder advisory vote regarding compensation of the McClatchy named executive officers to occur every three years. Shareholders also approved the amendment and restatement of the 2012 Omnibus Incentive Plan (“Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the Incentive Plan, and to, among other things, re-approve the material terms and conditions relating to performance-based compensation.

Shareholders elected Maria Thomas, who has served as a board member since August of 2016, as a new Class A director and also re-elected Elizabeth Ballantine and Clyde W. Ostler as Class A directors. Shareholders elected Theodore R. Mitchell as a Class B director, welcoming him back after his departure in 2014 to serve as Under Secretary of Education through January of this year. Leroy Barnes, Jr., Molly Maloney Evangelisti, Craig I. Forman, Brown McClatchy Maloney, Kevin S. McClatchy, and William McClatchy were re-elected as Class B directors.

The company also said farewell to director Fred R. Ruiz, who retired today from the company’s board after 23 years of service. Chairman Kevin S. McClatchy said, “Fred has been with the McClatchy Company for many years and his disposition, commitment and expertise will be missed. The board and the McClatchy family wish him the best in his retirement.”

Craig Forman, McClatchy’s president and CEO, provided an update on McClatchy’s business through the first quarter of 2017, including strategies to continue its successful digital transformation and to reduce debt, including the repurchase earlier this month of $15 million in secured bonds due in 2022. The full text of Forman’s speech as well as a video of his presentation is available at www.mcclatchy.com.

About McClatchy

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, revenues, and management’s efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Stephanie Zarate Investor Relations Manager (916) 321-1931 szarate@mcclatchy.com

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